Exhibit 99.1

FOR IMMEDIATE RELEASE

Acusphere, Inc. Announces Resignation of Richard Walovitch

WATERTOWN, Mass., January 7, 2009 — Acusphere, Inc. (NASDAQ: ACUS) today announced that Dr. Richard Walovitch, Senior Vice President of Clinical Research, has resigned to pursue another opportunity.  His resignation, effective January 9, 2009, follows an 11 year career with Acusphere, in which he oversaw the Company’s clinical trials for its lead product candidate, ImagifyTM (Perflubutane Polymer Microspheres) for Injectable Suspension, a cardiovascular drug for the detection of coronary artery disease, which addresses a potential $2 billion U.S. marketplace.

Said Dr. Walovitch, “I am very proud to have been associated with Acusphere’s efforts on behalf of Imagify, and our work to demonstrate its benefits to patients and physicians. As the Company awaits completion of the review by the U.S. Food and Drug Administration, now is the right time for me to move to the next phase of my career, and I’m grateful for the experience of working with my many talented colleagues at Acusphere.”

Sherri C. Oberg, President and CEO of Acusphere, said, “Rick has made many significant contributions to Acusphere’s success over the past 11 years, and we greatly appreciate his commitment to seeing this project through to its final stage. We wish him well in his next venture.”

About Acusphere, Inc.

Acusphere (NASDAQ: ACUS) is a specialty pharmaceutical company that develops new drugs and improved formulations of existing drugs using its proprietary microsphere technology. We are focused on developing proprietary drugs that can offer significant benefits such as improved safety and efficacy, increased patient compliance, greater ease of use, expanded indications or reduced cost. Our lead product candidate, ImagifyTM (Perflubutane Polymer Microspheres) for Injectable Suspension, is a cardiovascular drug for the detection of coronary artery disease, the leading cause of death in the United States, for which a New Drug Application (NDA) was submitted to the U.S. Food & Drug Administration (FDA) in April 2008 and filed in June 2008. Imagify is designed to enable ultrasound to compete more effectively with nuclear stress testing, the leading procedure for detecting coronary artery disease. It is estimated that more than 10 million procedures are done each year in the U.S. to detect coronary artery disease, the leading cause of death in the United States. The Company estimates that the potential annual U.S. market opportunity for Imagify exceeds $2 billion. Imagify and the Company’s other product candidates were created using proprietary technology that enables Acusphere to control the porosity and size of nanoparticles and microspheres in a versatile manner that allows them to be customized to address the delivery needs of a variety of drugs. For more information about Acusphere visit the Company’s web site at www.acusphere.com.

“Acusphere” and “Imagify” are trademarks of Acusphere, Inc.

Forward-looking Statements

The above press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, including statements regarding, the NDA submission for Imagify and likelihood of regulatory approval and the commercial opportunity for Imagify. There can be no assurance that Imagify will be approved for the indication the Company is seeking, or at all. The Company’s actual results may differ materially from those anticipated in these forward-looking statements based upon a number of factors, including anticipated operating losses and existing capital obligations, uncertainties associated with research, development, testing and related regulatory approvals, including uncertainties regarding regulatory evaluation of the Company’s statistical analysis plan and clinical trial results and uncertainties regarding the potential effects of not achieving clinical endpoints, limited time to date for the Company to review the details of the clinical trial results, future capital needs and uncertainty of additional financing, uncertainties regarding the cost, timing and ultimate success of the qualification of the Company’s commercial manufacturing facility in accordance with applicable regulatory requirements, complex manufacturing, high quality requirements, lack of commercial manufacturing experience, dependence on third-party manufacturers, suppliers and collaborators, uncertainties associated with intellectual property, competition, loss of key personnel, uncertainties associated with market acceptance and adequacy of reimbursement, technological change and government regulation, and other risks and challenges detailed in the Company’s filings with the U.S. Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and its Form 10-Q for the quarter ended September 30, 2008. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this press release or to reflect the occurrence of unanticipated events.

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Contact:
Lawrence A. Gyenes, Chief Financial Officer	Investors:
617-648-8800	Tel: (617) 925-3444
Email: IR@acusphere.com
Acusphere, Inc.